Exhibit 9(c)

                         1838 INVESTMENT ADVISORS FUNDS
                      RODNEY SQUARE MANAGEMENT CORPORATION
                          ACCOUNTING SERVICES AGREEMENT



         THIS ACCOUNTING SERVICES AGREEMENT made this 8th day February, 1995, by and between 1838 Investment Advisors Funds, a Delaware business trust (hereinafter the "Trust"), having its principal place of business in Radnor, Pennsylvania, and Rodney Square Management Corporation, a corporation organized under the laws of the State of Delaware (hereinafter "Rodney Square"), having its principal place of business in Wilmington, Delaware.

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and offers for public sale one or more distinct series of shares of beneficial interest ("Series"), par value $0.001 per share, each corresponding to a distinct portfolio;

         WHEREAS, each share of a Series represents an undivided interest in the assets, subject to the liabilities, allocated to that Series and each Series has a separate investment objective and policies;

         WHEREAS, at the present time, the Trust is in the process of establishing two Series, 1838 International Equity Fund and 1838 Small Cap Equity Fund, and anticipates it will establish additional Series in the future;

         WHEREAS, the Trust desires to employ Rodney Square to provide certain accounting services;

         WHEREAS, Rodney Square is willing to furnish such services to the Trust with respect to each Fund listed on Schedule A to this Agreement (each a "Fund" and two or more together, "Funds") on the terms and conditions hereinafter set forth;


         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust and Rodney Square agree as follows:

         1. Appointment. The Trust hereby appoints Rodney Square to provide certain accounting services to the Fund for the period and on the terms set forth in this Agreement. Rodney Square accepts such appointment and agrees to furnish the services herein set forth in return for the compensation provided for in Section 12 of this Agreement. Rodney Square agrees to comply with all relevant provisions of the Investment Company Act of 1940 (the "1940 Act") and applicable rules and regulations thereunder, and to remain open for business on any day on which the New York Stock Exchange, the Philadelphia branch office of the Federal Reserve and Wilmington Trust Company are open for business.

         2. Documents. The Trust has furnished Rodney Square with copies properly certified or authenticated of each of the following:

            a. The Trust's Certificate of Trust filed with the Secretary of the State of Delaware on December 12, 1994, and all amendments thereto and restatements thereof;

            b. The Trust's Agreement and Declaration of Trust and all amendments thereto and restatements thereof;

            c. The Trust's By-laws and all amendments thereto and restatements thereof (such By-laws, as presently in effect and as they shall from time to time be amended or restated, are herein called "By-laws");

            d. Resolutions of the Trust's Board of Trustees authorizing the appointment of Rodney Square to provide certain accounting services to the Trust and approving this Agreement;

            e. The Trust's Notification of Registration filed pursuant to
Section 8(a) of the 1940 Act as filed with the Securities and Exchange Commission ("SEC") on December 13, 1994;

            f. The Trust's most recent Registration Statement on Form N-1A under the Securities Act of 1933 (the "1933 Act") (File No. 33-87298) and under the 1940 Act (File No. 811-8902), as filed with the SEC relating to shares of beneficial interest of the Trust, and all amendments thereto;

            g. The Trust's most current Prospectus(es) and Statement(s) of Additional Information ("SAI") relating to the Fund(s);

            h. The Trust's Agreements listed on Schedule B attached hereto;

            i. If required, a copy of either (i) a filed notice of eligibility to claim the exclusion from the definition of "commodity pool operator" contained in Section 2(a)(1)(A) of the Commodity Exchange Act ("CEA") that is provided in Rule 4.5 under the CEA, together with all supplements as are required by the Commodity Futures Trading Commission ("CFTC"), or (ii) a letter which has been granted the Trust by the CFTC which states that the Trust will not be treated as a "pool" as defined in Section 4.10(d) of the CFTC's General Regulations, or (iii) a letter which has been granted the Trust by the CFTC which states that CFTC will not take any enforcement action if the Trust does not register as a "commodity pool operator"; and

            j. Schedule C identifying and containing the signatures of the Trust's officers and other persons authorized ("Authorized Persons") to sign "Written Instructions" (as used in this Agreement to mean written instructions delivered by hand, mail, telegram, cable, telex or facsimile sending device and received by Rodney Square, signed by two Authorized Persons) on behalf of the Trust.

            The Trust will furnish Rodney Square from time to time with copies, properly certified or authenticated, of all additions, amendments or supplements to the foregoing, if any.

         3. Instructions Consistent with Declaration of Trust.

            a. Unless otherwise provided in this Agreement, Rodney Square shall act only upon Oral and Written Instructions. ("Oral Instructions" used in this Agreement shall mean oral instructions actually received by Rodney Square from an Authorized Person or from a person reasonably believed by Rodney Square to be an Authorized Person. "Written Instructions" used in this Agreement shall mean written instructions signed by two Authorized Persons delivered by hand, mail, telegram, cable, telex or facsimile, and received by Rodney Square. "Authorized Person" used in this Agreement means any officer of the Trust and any other person, whether or not any such person is an officer of the Trust, duly authorized by the Board of Trustees of the Trust to give Oral and Written Instructions on behalf of the Fund(s) and certified by the Secretary or an Assistant Secretary of the Trust or any amendment thereto as may be received by Rodney Square from time to time.) Rodney Square in its capacity under this Agreement may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Declaration of Trust or By-laws or any vote, resolution or proceeding of the shareholders, or of the Board of Trustees, or of any committee thereof.

            b. Rodney Square shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by Rodney Square pursuant to this Agreement. The Trust agrees to forward to Rodney Square Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by Rodney Square, whether by hand delivery, telex, facsimile or otherwise, by the close of business of the same day that such Oral Instructions are given to Rodney Square. The Trust agrees that the fact that such confirming Written Instructions are not received by Rodney Square shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Trust by giving Oral Instructions. The Trust agrees that Rodney Square shall incur no liability to the Trust in acting upon Oral Instructions given to Rodney Square hereunder concerning such transactions provided such instructions reasonably appear to have been received from an Authorized Person.

         4. Fund Accounting.

            a. Rodney Square shall provide the following accounting functions on a daily basis:

               (1) Journalize each Fund's investment, capital share and income and expense activities;

               (2) Verify investment buy/sell trade tickets when received from the Advisor(s) and transmit trades to the Trust's Custodian for proper settlement;

               (3)  Maintain individual ledgers for investment securities;

               (4)  Maintain historical tax lots for each security;

               (5) Reconcile cash and investment balances of each Fund with the Custodian, and provide the Advisor(s) with the beginning cash balance available for investment purposes;

               (6) Update the cash availability throughout the day as required by the Advisor(s);

               (7) Post to and prepare each Fund's Statement of Assets and Liabilities and Statement of Operations;

               (8) Calculate expenses payable pursuant to the Trust's various contractual obligations;

               (9) Control all disbursements from the Trust on behalf of each Fund and authorize such disbursements upon Written Instructions;

               (10) Calculate capital gains and losses;

               (11) Determine each Fund's net income;

               (12) At the Fund's expense obtain security market prices or if such market prices are not readily available, then obtain such prices from services approved by the Advisor(s), and in either case calculate the market or fair value of each Fund's investments;

               (13) In the case of debt instruments with remaining maturities of sixty (60) days or less, calculate the amortized cost value of those instruments;

               (14) Transmit or mail a copy of the portfolio valuations to the
                    Advisor(s);

               (15) Compute the net asset value of each Fund;

               (16) Compute each Fund's yields, total returns, expense ratios and portfolio turnover rate; and

               (17) Prepare and monitor the expense accruals and notify Trust management of any proposed adjustments.

            b. In addition, Rodney Square will:

               (1) Prepare monthly financial statements, which will include without limitation the Schedule of Investments, the Statement of Assets and Liabilities, the Statement of Operations, the Statement of Changes in Net Assets, the Cash Statement, and the Schedule of Capital Gains and Losses;

               (2)  Prepare monthly security transactions listings;

               (3)  Prepare monthly broker security transactions summaries;

               (4) Supply various Trust and Fund statistical data as requested on an ongoing basis;

               (5) Assist in the preparation of support schedules necessary for completion of Federal and state tax returns;

               (6) Assist in the preparation and filing of the Trust's annual and semiannual reports with the SEC on Form N-SAR;

               (7) Assist in the preparation and filing of the Trust's annual, semiannual reports to shareholders and proxy statements;

               (8) Assist with the preparation of amendments to the Trust's registration statements on Form N-1A and other filings relating to the registration of shares of beneficial interest;

               (9) Monitor each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended from time to time; and

               (10) Determine the amount of dividends and other distributions payable to shareholders as necessary to, among other things, maintain the qualification as a regulated investment company of each Fund of the Trust under the Code.

         5. Recordkeeping and Other Information. Rodney Square shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions (described above) performed by it and not otherwise created and maintained by another party pursuant to contract with the Trust. All records shall be the property of the Trust at all times and shall be available for inspection and use by the Trust or the Trust's authorized representatives. Upon reasonable request of the Trust, copies of such records shall be provided by Rodney Square to the Trust or the Trust's authorized representatives at the Trust's expense. Where applicable, such records shall be maintained by Rodney Square for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         6. Audit, Inspection and Visitation. Rodney Square shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Trust or any person retained by the Trust. Upon reasonable notice by the Trust, Rodney Square shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Trust, or any person retained by the Trust.

         7. Liaison With Accountants. Rodney Square shall act as liaison with the Trust's independent public accountants and shall provide account analysis, fiscal year summaries and other audit related schedules. Rodney Square shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Trust from time to time.

         8. Confidentiality. Rodney Square agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except, after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Rodney Square may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

         9. Equipment Failure. In the event of equipment failures beyond Rodney Square's control, Rodney Square shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. Rodney Square shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision of emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         10. Right to Receive Advice.

            a. Advice of Trust. If Rodney Square shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Trust directions or advice, including Oral or Written Instructions where appropriate.

            b. Advice of Counsel. If Rodney Square shall be in doubt as to any question of law involved in any action to be taken or omitted by Rodney Square in connection with Rodney Square's performance of its responsibilities under this agreement, it may request advice from regularly retained counsel for the Trust at the Trust's expense.

            c. Conflicting Advice. In case of conflict between directions, advice or Oral or Written Instructions received by Rodney Square pursuant to subsection a. of this Section and advice received by Rodney Square pursuant to subsection b. of this Section, Rodney Square shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

            d. Protection of Rodney Square. Rodney Square shall be protected in any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subsections a. or b. of this Section which Rodney Square, after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this Section shall be construed as imposing upon Rodney Square any obligation (i) to seek such direction, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to Rodney Square's properly taking or omitting to take such action. Nothing in this subsection shall excuse Rodney Square when an action or omission on the part of Rodney Square constitutes willful misfeasance, bad faith, negligence or reckless disregard by Rodney Square of its duties under this Agreement.

         11. Compliance with Governmental Rules and Regulations. Except as otherwise provided herein, the Advisor and/or the Trust assumes full responsibility for ensuring that the Trust complies with all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934 (the "1934 Act"), the 1940 Act, the CEA and any laws, rules and regulations of governmental authorities having jurisdiction.

         12. Compensation. For the performance of its obligations under this Agreement, the Trust shall pay Rodney Square an accounting fee with respect to each Fund in accordance with the fee arrangements described in Schedule A attached hereto, as such schedule may be amended from time to time.

         The Trust shall reimburse Rodney Square for all reasonable out-of-pocket expenses incurred by Rodney Square or its agents in the performance of its obligations hereunder. Such reimbursement for expenses incurred in any calendar month shall be made on or before the tenth day of the next succeeding month.

         13. Use of Rodney Square's Name. The Trust shall not use the name of Rodney Square or any of its affiliates in any Prospectus, SAI, sales literature or other material relating to the Trust in a manner not approved prior thereto by Rodney Square; provided, however, that Rodney Square shall approve all uses of its and its affiliates' names that merely refer in accurate terms to their appointments hereunder or that are required by the SEC or a state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

         14. Use of Trust's Name. Neither Rodney Square nor any of its affiliates shall use the name of the Trust or material relating to the Trust on any forms (including any checks, bank drafts or bank statements) for other than internal use in a manner not approved prior thereto by the Trust; provided, however, that the Trust shall approve all uses of its name that merely refer in accurate terms to the appointment of Rodney Square hereunder or that are required by the SEC or a state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

         15. Liability of Rodney Square or Affiliates. Rodney Square and its affiliates shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith, negligence or reckless disregard of their obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of Rodney Square or any of its affiliates who may be or become an officer or trustee of the Trust, shall be deemed, when rendering services to the Trust as such officer or acting on any business of the Trust in such capacity (other than services or business in connection with Rodney Square's duties under this Agreement), to be rendering such services to or acting solely for the Trust and not as an officer, director, employee or agent or one under the control or direction of Rodney Square or any of its affiliates, even though paid by one of those entities. Rodney Square shall not be liable or responsible for any acts or omissions of any predecessor administrator or any other persons having responsibility for matters to which this Agreement relates nor shall Rodney Square be responsible for reviewing any such act or omissions. Rodney Square shall, however, be liable for its own acts and omissions subsequent to assuming responsibility under this Agreement as herein provided.

         16. Indemnification.

            a. The Trust agrees to indemnify and hold harmless Rodney Square, its directors, officers, employees, agents and representatives from all taxes, charges, expenses, assessments, claims and liabilities including, without limitation, liabilities arising under the 1940 Act, the 1933 Act, the 1934 Act and any applicable state and foreign laws, and amendments thereto (the "Securities Laws"), and expenses, including without limitation reasonable attorneys' fees and disbursements arising directly or indirectly from any action or omission to act which Rodney Square takes (i) at the request of or on the direction of or in reliance on the advice of the Trust or (ii) upon Oral or Written Instructions. Neither Rodney Square nor any of its nominees shall be indemnified against any liability (or any expenses incident to such liability) arising out of Rodney Square's or its directors', officers', employees', agents' and representatives own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

            b. Rodney Square agrees to indemnify and hold harmless the Trust from all taxes, charges, expenses, assessments, claims and liabilities arising from Rodney Square's obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws) and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of Rodney Square's or its directors', officers', employees', agents' and representatives own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

            c. In order that the indemnification provisions contained in this
Section 16 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

         17. Responsibility of Rodney Square. Rodney Square shall be under no duty to take any action on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by Rodney Square in writing. In the performance of its duties hereunder, Rodney Square shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement. Rodney Square shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, Rodney Square shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or negligence on the part of Rodney Square or reckless disregard by Rodney Square of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, Rodney Square in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (i) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which Rodney Square reasonably believes to be genuine; or (ii) delays or errors or loss of data occurring by reason of circumstances beyond Rodney Square's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in Section
9), flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply, which circumstances Rodney Square shall take minimal actions to minimize loss of data therefor.

         18. Duration and Termination.

            a. The provisions of this Agreement may not be changed, waived, discharged or terminated orally, but only by written instrument that shall make specific reference to this Agreement and that shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

            b. This Agreement shall become effective as of the date first written above, and unless terminated as provided, shall continue in force for three (3) years from the date of its execution and thereafter from year to year, provided continuance after the three (3) year period is approved at least annually by (i) the vote of the majority of the Trustees of the Trust and
(ii) the vote of a majority of those Trustees of the Trust who are not interested persons of the Trust, and who are not parties to this Agreement or interested persons of any party.

            c. This Agreement may be terminated after the initial three (3) year period as of any anniversary date on ninety (90) days' written notice given to Rodney Square or by Rodney Square by ninety (90) days' written notice given to the Trust; provided, however, that the foregoing provisions of this Agreement may be terminated immediately at any time in the event of a breach of any provision thereof either by the Trust or by Rodney Square in the event that such breach shall have remained unremedied for ninety (90) days or more after receipt of written specification of such breach.

            d. Upon the termination of this Agreement, the Trust shall pay to Rodney Square such compensation as may be payable for the period prior to the effective date of such termination, including reimbursement for any out-of-pocket expenses reasonably incurred by Rodney Square to such date. In the event that the Trust designates a successor to any of Rodney Square's obligations hereunder, Rodney Square shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by Rodney Square under the foregoing provisions.

            e. Upon the termination of this Agreement within the initial three
(3) year term by the Trust or the Trust's Board of Trustees, except if terminated in accordance with Section 18(c) above, the Trust shall pay to Rodney Square such compensation in liquidated damages in accordance with the fee arrangements described in Schedule A attached hereto, as such schedule may be amended from time to time.

         19. Appointment of Agents. Neither this Agreement nor any rights or obligations hereunder may be assigned by Rodney Square without the written consent of the Trust. Rodney Square may, however, at any time or times in its discretion appoint (and may at any time remove) other parties as its agent to carry out such of the provisions of this Agreement as Rodney Square may from time to time direct; provided, however, that the appointment of any such agent shall not relieve Rodney Square of any of its responsibilities or liabilities hereunder.

         20. Delegation. On thirty (30) days' prior written notice to the Trust, Rodney Square may assign any part or all its rights and delegate its duties hereunder to any affiliate provided that (i) the delegate agrees with Rodney Square to comply with all relevant provisions of the 1940 Act and applicable rules and regulations; (ii) Rodney Square shall remain responsible for the performance of all of its duties under this Agreement; (iii) Rodney Square and such delegate shall promptly provide such information as the Trust may request; and (iv) Rodney Square shall respond to such questions as the Trust may ask, relative to the delegation, including (without limitation) the capabilities for the delegate.

         21. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         22. Notice. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

         23. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         24. Shareholder Liability. Rodney Square acknowledges that it has received notice of and accepts the limitations of liability set forth in the Trust's Agreement and Declaration of Trust and By-Laws. Rodney Square agrees that the Trust's obligations hereunder shall be limited to the Trust, and that Rodney Square shall have recourse solely against the assets of the Fund with respect to which the Trust's obligations hereunder relate and shall have no recourse against the assets of any other Fund or against any shareholder, Trustee, officer, employee, or agent of the Trust.

         25. Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

         26. Miscellaneous. Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement embodies the entire agreement and understanding between the parties thereto, and supersedes all matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to Written and/or Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.


         IN WITNESS WHEREOF the parties have caused this instrument to be signed on their behalf by their respective officers thereunto duly authorized all as of the date first written above.



                                          1838 INVESTMENT ADVISORS FUNDS

                                          By:  /s/ W. Thacher Brown
                                               ---------------------------------
                                               W. Thacher Brown, President

                                          RODNEY SQUARE MANAGEMENT
                                               CORPORATION

                                          By:  /s/ Martin Klopping
                                               ---------------------------------
                                               Martin L. Klopping, President

                          ACCOUNTING SERVICES AGREEMENT

                               REVISED SCHEDULE A

                         1838 INVESTMENT ADVISORS FUNDS

                          FUND LISTING AND FEE SCHEDULE



               A. For the services Rodney Square provides under the Accounting Services Agreement attached hereto, 1838 Investment Advisors Funds (the "Trust"), on behalf and with respect to each of the Funds listed below, agrees to pay Rodney Square an accounting services fee calculated on each Fund's total assets according to the Fee Schedule below, beginning at each Fund's commencement of operations:

                                 Listing of Fund(s)
                                 ------------------
                                 1838 Small Cap Equity Fund
                                 1838 Fixed Income Fund

                                 Fee Schedule
                                 ------------
                                 $40,000, plus
                                 0.03% of Fund net assets in excess of $50
                                   million and up to $100 million
                                 0.02% of Fund net assets in excess of $100
                                   million and up to $250 million
                                 0.01% of Fund net assets in excess of $250
                                   million

               B. For the services Rodney Square provides under the Accounting Services Agreement attached hereto, 1838 Investment Advisors Funds (the "Trust"), on behalf of and with respect to each of the Fund(s) listed below, agrees to pay Rodney Square an accounting services fee calculated on each Fund's total assets according to the Fee Schedule below:

                                 Listing of Fund(s)
                                 ------------------
                                1838 International Equity Fund

                                 Fee Schedule
                                 ------------
                                 $60,000, plus
                                 0.03% of Fund net assets in excess of $40 million and up to $150 million 0.02% of Fund net assets in excess of 150 million and up to $250 million 0.01% of Fund net assets in excess of $250 million


               C. The foregoing accounting services fees shall be payable monthly, as soon as practicable after the last day of each month, based on the average of the daily net assets of each Fund, as determined at the close of business on each day throughout the month.


                D. Out of pocket expenses shall be reimbursed by the Trust to Rodney Square or paid directly by the Trust.

LIQUIDATED DAMAGES:

               Upon the termination of the attached Agreement within the initial three (3) year term by the Trust or the Trust's Board of Trustees, the Trust shall pay to Rodney Square liquidated damages with respect to each Fund in an amount equal to six (6) months of minimum base fees, as determined in the manner set forth above, plus a pro rata reimbursement of start-up expenses not otherwise paid for by the Trust (if any).

                          ACCOUNTING SERVICES AGREEMENT

                                   SCHEDULE B

                          1838 INVESTMENT ADVISOR FUNDS

                            TRUST AGREEMENTS SCHEDULE


                  1. The Investment Advisory Agreement between 1838 Investment Advisors Funds, a Delaware business trust (the "Trust"), on behalf of 1838 Small Cap Equity Fund (the "Small Cap Fund"), and 1838 Investment Advisors, L.P. (the "Investment Advisor"), a Delaware limited partnership, dated March 28, 1995;

                  2. The Investment Advisory Agreement between 1838 Investment Advisors Funds, a Delaware business trust (the "Trust"), on behalf of 1838 International Equity Fund (the "International Equity Fund"), and 1838 Investment Advisors, L.P. (the "Investment Advisor"), a Delaware limited partnership, dated March 28, 1995;

                  3. The Sub-Investment Advisory Agreement between the Investment Advisor and MeesPierson 1838 Investment Advisors, a Delaware general partnership, dated March 28, 1995;

                  4. The Administration Agreement between the Trust and Rodney Square Management Corporation, a Delaware corporation ("Rodney Square"), dated February 8, 1995;

                  5. The Transfer Agency Agreement between the Trust and Rodney Square, dated February 8, 1995;

                  6. The Custodian Agreement between the Trust and Wilmington Trust Company, a Delaware corporation, relating to the custody of the Small Cap Fund, dated February 8, 1995;

                  7. The Custodian Agreement between the Trust and Bankers Trust Company, relating to the custody of the International Equity Fund, dated March 17, 1995; and

                  8. The Distribution Agreement between the Trust and Rodney Square Distributors, Inc., a Delaware corporation, dated February 8, 1995.

                          ACCOUNTING SERVICES AGREEMENT

                                   SCHEDULE C

                         1838 INVESTMENT ADVISORS FUNDS

                               AUTHORIZED PERSONS


         The following persons have been duly authorized by the Board of Trustees to give Oral and Written Instructions on behalf of the above-named
Trust:

         Anna M. Bencrowsky                      /s/ Anna M. Bencrowsky
                                                 ------------------------------

         Edwin B. Powell                         /s/ Edwin B. Powell
         (on behalf of the 1838 Small            ------------------------------
         Cap Equity Fund)

         Johannes B. van den Berg                /s/ Johannes B. van den Berg
         (on behalf of the 1838 International    ------------------------------
         Equity Fund)

         Laurie V. Brooks                        /s/ Laurie V. Brooks
                                                 ------------------------------

         John J. Kelley                         /s/ John J. Kelley
                                                -------------------------------